EXHIBIT INDEX

(h)(6) Transfer Agency Agreement between Registrant and American Express Client Service Corporation, dated May 1, 2003.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)       Independent Auditors' Consent.